OMNICARE, INC.

                             COMMON STOCK

          This Prospectus Supplement covers the offering for resale of 535,105 shares (the "Shares") of Common Stock of Omnicare, Inc. ("Omnicare" or the "Company") by Value Health Care Services, Inc. (the "Selling Stockholder"), who acquired the Shares in connection with the acquisition by a subsidiary of Omnicare of all of the assets and business of the Selling Stockholder. Omnicare will not receive any proceeds from the sale of the Shares covered by this Prospectus Supplement.

          The Common Stock is listed on the New York Stock Exchange under the symbol OCR.

          The Shares covered by this Prospectus Supplement may be offered for sale from time to time on the New York Stock Exchange or otherwise, at prices then obtainable. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act of 1933 (the "Act"). See "Plan of Distribution".

          Certain persons who sell the Shares covered by this Prospectus Supplement and the Prospectus, and any broker or dealer to or through whom any such person shall sell such securities, may be deemed to be underwriters within the meaning of the Act with respect to the sale of such securities.

                 ------------------------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
           BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                STATE SECURITIES COMMISSION NOR HAS THE
               SECURITIES AND EXCHANGE COMMISSION OR ANY
                STATE SECURITIES COMMISSION PASSED UPON
              THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
           SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION
                TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 ------------------------------------





The date of this Prospectus Supplement is February 6, 1997

          NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR A SOLICITATION WITHIN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                          SELLING STOCKHOLDER

          Value Health Care Services, Inc., the Selling Stockholder hereunder, acquired 535,105 Shares in connection with the sale of all the assets and business of Value Health Care Services, Inc. to a subsidiary of Omnicare. All of such Shares may be sold by the Selling Stockholder hereunder.


                         PLAN OF DISTRIBUTION

          The Company is not aware of any plan of distribution with respect to the Shares. Distribution of the Shares by the Selling Stockholder may be effected from time to time in one or more transactions (which may involve block transactions) (i) on the New York Stock Exchange, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchange or in the over-the-counter market or (iv) in a combination of any such transactions. Such transactions may be effected by the Selling Stockholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholder may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Stockholder and may receive commissions from the purchasers of Shares for whom they may act as agent. Omnicare has agreed to indemnify the Selling Stockholder against certain civil liabilities, including liabilities under the Securities Act.


                             LEGAL MATTERS

          The validity of the issuance of the Shares offered hereby by the Selling Stockholder has been passed upon for the Company by Thompson Hine and Flory P.L.L.

                            OMNICARE, INC.

                             COMMON STOCK

          This Prospectus covers the offering for resale of a total of 1,436,328 shares (the "Shares") of Common Stock of Omnicare, Inc. ("Omnicare" or the "Company"), including (i) 506,046 shares being offered by the Selling Stockholders named herein under "Selling Stockholders", who acquired the Shares (or warrants to purchase Shares) in connection with the acquisition by subsidiaries of Omnicare
(a) of certain assets of Prometheus Pharmacy Co., Inc. and Nursing Homes America, Inc. (collectively, "Prometheus"), (b) certain assets of Passaic County Home Health Care Associates, Inc., d/b/a Pompton Nursing Home Suppliers ("Pompton") and (c) all of the capital stock of Three Forks Apothecary, Inc. ("Three Forks") and (ii) up to 930,282 additional Shares to be offered from time to time by Selling Stockholders who acquire Shares in connection with future acquisitions by Omnicare. Such Selling Stockholders shall be identified and the number of Shares to be offered by them shall be specified in a Prospectus Supplement to this Prospectus. Omnicare will not receive any proceeds from the sale of the Shares covered by this Prospectus.

          The Common Stock is listed on the New York Stock Exchange under the symbol OCR.

          The Shares covered by this Prospectus may be offered for sale from time to time on the New York Stock Exchange or otherwise, at prices then obtainable. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933 (the "Act"). See "Plan of Distribution".

          Certain persons who sell the Shares covered by this Prospectus, and any broker or dealer to or through whom any such person shall sell such securities, may be deemed to be underwriters within the meaning of the Act with respect to the sale of such securities.

                         -------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
           BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                STATE SECURITIES COMMISSION NOR HAS THE
               SECURITIES AND EXCHANGE COMMISSION OR ANY
                STATE SECURITIES COMMISSION PASSED UPON
             THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                ANY REPRESENTATION TO THE CONTRARY IS A
                           CRIMINAL OFFENSE.
                          -------------------

            The date of this Prospectus is August 21, 1996

          NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION WITHIN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                         AVAILABLE INFORMATION

          Omnicare is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at prescribed rates at the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is listed on the New York Stock Exchange (Symbol: OCR), and reports and information concerning the Company can be inspected at such exchange, 20 Broad Street, New York, New York 10005.

          The Company has filed with the Commission a Registration Statement on Form S-3 under the Act with respect to the Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices referred to above.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The Company hereby incorporates in this Prospectus by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; and (iii) the Company's Current Reports on Form 8-K filed February 26, 1996, May 16, 1996, September 10, 1996 and February 6, 1997.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

          The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to Cheryl D. Hodges, Secretary, Omnicare, Inc., 2800 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202-4728, or telephone (513) 762-6666.


                              THE COMPANY

          Omnicare is a leading independent provider of pharmacy services to long-term care institutions such as nursing homes, retirement centers and other institutional health care facilities. The Company purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical recordkeeping and third-party billing for patients in such facilities. The Company also provides consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility and assisting in compliance with state and federal regulations. In addition, the Company provides ancillary services, such as infusion therapy, and distributes medical supplies to its client nursing facilities. The Company currently provides these services to approximately 250,000 residents in approximately 3,000 nursing homes and other long-term care facilities principally in the states of Alabama, Connecticut, Georgia, Illinois, Indiana, Kansas, Kentucky, Massachusetts, Michigan, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, South Carolina, Virginia, Washington and West Virginia.

          The Company's executive offices are located at 2800 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202-4728, and its telephone number is (513) 762-6666.


                         SELLING STOCKHOLDERS

          Set forth below for each of the Selling Stockholders, who acquired Shares (or warrants to purchase Shares) in connection with the sale of certain of the assets of Prometheus and Pompton and the capital stock of Three Forks to subsidiaries of Omnicare, are the maximum number of Shares that may be sold by such Selling Stockholder hereunder.


                                                  Number of
Selling Stockholder                              Shares Owned
-------------------                              ------------

Nursing Homes America, Inc.                         24,000

Prometheus Pharmacy Co., Inc.                      150,680

Alan D. Traster <F1>                               100,000

Lawrence V. Traster <F1>                           100,000

Luther G. Smith                                     65,683

Rosemary C. Smith                                   65,683


------------------
[FN]

      <F1> These Shares are issuable pursuant to warrants to
be issued by Omnicare in connection with the sale of certain assets of Pompton to a subsidiary of Omnicare.

          This Prospectus also covers the offering for resale of up to 930,282 additional Shares to be offered from time to time by Selling Stockholders who acquire Shares in connection with future acquisitions by Omnicare. Such Selling Stockholders shall be identified and the number of Shares to be offered by them shall be specified in a Prospectus Supplement to this Prospectus.


                         PLAN OF DISTRIBUTION

          The Company is not aware of any plan of distribution with respect to the Shares. Distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) (i) on the New York Stock Exchange, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchange or in the over-the-counter market or (iv) in a combination of any such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of Shares for whom they may act as agent. Omnicare has agreed to indemnify the Selling Stockholders who received Shares (or warrants to purchase Shares) in connection with the Pompton, Prometheus and Three Forks transactions, and expects to agree to indemnify future Selling Stockholders, against certain civil liabilities, including liabilities under the Securities Act.


                      DESCRIPTION OF COMMON STOCK

          The Common Stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of Common Stock have one vote on any matter submitted to the vote of stockholders. The Common stock does not have cumulative voting rights. Upon any liquidation of the Company, the holders of Common Stock are entitled to receive, on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor (subject to the prior rights of preferred stock, if any). All outstanding shares of Common Stock are fully paid and nonassessable. The Board of Directors, without further action by the stockholders, is authorized to issue preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications.

          With certain exceptions, in the event a person owns 10% or more of the Company's stock entitled to vote, a majority of the shares not so owned is required to authorize (1) any merger of the Company with such person, (2) any sale, lease or other disposition of all or substantially all of the Company's assets to such person or (3) certain issuances and transfers of securities of the Company to such person. Directors may be removed without cause only by the affirmative vote of the holders of two-thirds of the Company's capital stock entitled to vote on the election of directors. The Board of Directors of the Company, when evaluating any offer of another person to make a tender or exchange offer, merge or purchase or otherwise acquire all or substantially all of the assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its stockholders, give due consideration to all relevant factors, including the social and economic effects on employees, customers, suppliers and other constituents of Omnicare and on the communities in which Omnicare operates or is located. The sections of the Company's Restated Certificate of Incorporation described in this paragraph may not be altered, amended or repealed without approval of two-thirds of the outstanding shares of each class entitled to vote thereon as a class.


                                EXPERTS

          The audited financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 have been so incorporated in reliance on the reports of Price Waterhouse LLP and BDO Seidman, LLP, independent accountants, to the extent and for the periods appearing therein, given on the authority of said firms as experts in auditing and accounting.

                             LEGAL MATTERS

          The validity of the issuance of the Shares offered hereby by the Selling Stockholders who received Shares (or warrants to purchase Shares) in connection with the Pompton, Prometheus and Three Forks transactions has been, and the validity of the issuance of the Shares offered hereby by future Selling Stockholders will be, passed upon for the Company by Thompson Hine and Flory P.L.L.